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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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                              BELLSOUTH CORPORATION
                (Name of Registrant as Specified in its Charter)

    ________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a transcript of the conference call with F. Duane Ackerman,
Chairman and Chief Executive Officer of BellSouth.

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March 6, 2006                                              BELLSOUTH CORPORATION

                                 CHAIRMAN & CEO
                              BELLSOUTH CORPORATION
                                 DUANE ACKERMAN

     DUANE ACKERMAN: We had hoped to make this announcement this morning, but in today's day of communication, it's entirely impossible to control the flow of information, especially on something this big and this kind of news.

     So I hope you were able to receive my e-mail and voice message this morning. But I also wanted to meet with you face-to-face, to give you as much information as we have at this point in time.

     You know, today we're setting in motion a new era in communications, and while one era may be coming to a close, I'm excited about the new one that's about to begin. I look forward to the future that is being created with this historic decision.

     So let me first take you through the basics of the deal; and secondly, why I believe it's a good decision for BELLSOUTH; and third, I will begin to address what this means for you.

     I've long talked about the changing dynamics in the communications marketplace and the shift to broadband, the shift from wire line to wireless, the anywhere, any time, any device communications enabled by IT technology. I have long said that as we continue to evaluate business opportunities to determine whether they are in the best interests of our shareholders and our customers and our employees, I want you to know that that opportunity has come.

     The combination of AT&T and BELLSOUTH is the right combination for BELLSOUTH. Through this merger we will take everything we've built over the last 20 years. The value of our brand, the quality of our network and the spirit of our service and we will move into a new era of bigger, better,

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faster communications. This deal is about creating the future for our industry.
It's about offering customers a real alternative for the cable industry, and it's about taking our partnership to new heights. AT&T and BELLSOUTH will set the standard for communications in the 21st century.

Q. Now let me take you through a high-level summary of the agreement.

     A. The consideration was $67 billion in an all-stock transaction. BELLSOUTH will merge into and become a wholly-owned subsidiary of AT&T. The headquarters will be in San Antonio, Texas, and AT&T southeast regional operations will be headquartered here in Atlanta. CINGULAR will become a wholly-owned subsidiary of AT&T but CINGULAR'S headquarters will also remain here in Atlanta.

     We expect to close this transaction within approximately 12 months, and that is subject to all of the shareholder and regulatory approvals that must take place. At closing each outstanding BELLSOUTH share will be converted into
1.325 shares of AT&T shock.

     Now, why is this deal good for BELLSOUTH? Because it's good for our customers, it's good for our shareholders and it's good for our employees, and let me take those one at a time.

     First, the merger is good for customers. It speeds up competition, innovation and choices for customers. The combination creates a more effective and efficient provider in the wireless, broadband, video and data markets. The merged company will have greater resources to help serve customers and consumers and large business customers, and our combined capability will speed up the introduction of new converged services, improve the network providing more efficiencies, and will free up investment in IT technology, because there's an underlying theme.

     As we begin to work with our partnership in CINGULAR and as we begin to spend time on our partnership with YellowPages.com, it became very evident the amount of duplication that was in this operation. An example would be like the backbones, and the BELLSOUTH would have a backbone and SBC would have a backbone and CINGULAR would have a backbone. AT&T came with a backbone; you only needed one. Whether you're looking at systems, whether you're looking at platforms, whether you're looking at IMS, a tremendous opportunity to speed up bringing services to the customer and also to take advantage of efficiencies which frees up investment that can move to this new world.

     Better integration of CINGULAR and YellowPages.com. Not only on the technical side, but to streamline decision-making that goes along with that.

     Scale to attract the right content and technology partners. When you think about the transformation that's taking place and our ability to go to the marketplace and with new products, especially in this new broadband environment, to be able to have the additional scale, to talk with national technology partners and or on content partners, that's something that will benefit our shareholders and this business, and those of you who are there for many years to come.

     Past successes of both companies providing superior customer service and conducting our business with integrity. If you think about SBC's beginnings and our beginnings and now AT&T's beginning, they are very similar; our cultures are very much the same. I think it's always good news when you're able to create a combination like this where we do share the same sets of values.

     I also want to say a word about what the merger means for our

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communities, because, you know, there's obviously a lot of concern in this community today. But I think the BELLSOUTH Foundation and other community partnerships have helped define our brand and values over the years, and it was important to me that that commitment be upheld. I'm pleased to say that AT&T has agreed it continue to fund our charitable activities and economic and educational initiatives throughout our nine state regions.

     Second, the merger is good for our investors. The agreement delivers a meaningful premium of significant increase of a dividend and the opportunity to participate in future growth. This merger makes financial sense for our shareholders, including many of you. It involves a natural combination of complementary assets, a meaningful premium, 18 percent above the closing price on March the 3rd, significant ongoing ownership by doing an all-stock deal instead of a cash component; our shareholders will own 38 percent of this new entity. And it has significant opportunity going forward, and that we will be sharing or enjoying some of the significant value upsides that will be present in this new venture.

     We expect closing to result in a 52 percent increase in BELLSOUTH'S annual dividend. Now those of who you have had your pencil out and have to do a little math with this one, at the end of the day our dividend is 1.16, there's is 1.33, when you go with the 1.33, you have to remember the exchange rate at closing will be 1.325 shares for every share. So when you multiply all of that through, you will find that the equivalent dividend is about 1.76 for the same investment that you have today.

     Now thirdly, it's good for our employees. I want you to know that the vast majority of positions will be unaffected by this merger, and your skills and your values and your professionalism will matter more than ever as we build this new future. It gives you and gives us an opportunity to work for one of the largest and most respected companies in the world.

     It is a good cultural fit. Both companies are known for their service and for their net worth excellence. A strong financial position means the ability to invest in next generation technology and will be better able to meet customer demands and compete successfully. Both companies value diversity and inclusion, and years of service with BELLSOUTH will be recognized by AT&T after the closing.

     So what does all of this mean for you? Again, the vast majority of BELLSOUTH positions will not be affected, but you may have heard the information this morning on CNN where they were talking about 10,000 jobs. Now, I just want to put that into perspective for you so that you understand what we are talking about. This morning on the conference call, and that's where that information emanated from, with the analysts, it was disclosed that it was anticipated that there will be 10,000 jobs that will be eliminated over the next three years. The part that didn't come through on CNN is that those 10,000 jobs were spread across all three companies, and the three companies being BELLSOUTH, AT&T and CINGULAR.

     So when you think about that, that it's across three years, it's across an entire body, I think it helps to put it into perspective. Numbers like that really are not helpful, though, until you really know what's going to happen to you, and I understand that. (Laughter).

     What I want to share with you is we don't have all of those answers right now. Remember, again it's probably going to take a year for this particular business transaction to close, and so it's going to be a while before we all know the answers to those questions. So what I want to share with you is that I understand the angst that's around that issue, and that will we will be communicating with you and sharing information as we get it so that it leaves you with knowing what you need to know in order to make those kind of decisions, because I think it's true that headquarter staff

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and support functions and overlapping operations, they will be consolidated after the operation closes. BST (ph) will continue the regional operation of AT&T and its regional headquarters will remain right here. As I mentioned earlier, CINGULAR headquarters will remain in Atlanta, and a decision is yet to be made about advertising and publishing.

     We have had a lot of discussion, and there's a lot of respect for what we do. This is good news and not bad news as we ponder what we may do in the future. Again, that's information that will develop over these next several months and we will be communicating what we know when we know it.

     State headquarters will remain in our nine states, and terms and conditions of labor agreements will be assumed by the new company. Most employees will be needed to continue to run the new AT&T. When you think about it, when you're in a services company and you're going to work every day and you're answering calls and you're dispatching trucks and clearing troubles and doing all of the things that we do every day, it's clear that most people will be significantly, or for the most part, be unaffected as this goes forward, unless you happen to fall in that category that we were talking about a little bit earlier.

     I've just given you a snapshot of what I think is big news, a lot of information and I want to stress that many of the events that we're talking about really will not take place or will not happen until we close. And we're still ten, 12 months away from that point in time, and it even could be more. We have to first get through an extensive regulatory approval process, and there will be other approvals that have to be done by shareholders and even a few international bodies. So everyone has a lot of time to think about their current situation to prepare for what comes after the merger, and we are going to try to be as helpful as we possibly can in that process.

     Meanwhile, I think that it's important to share how important it is to keep BELLSOUTH strong. You've impressed me for a long time with your professionalism, and time and time again, you've answered the call, and so I want to ask you one more time to uphold that standard during this period.

     When we talk about professionals, Icarius (ph) gives a good definition: You get up every morning and you do what you've got to do even when you don't feel like it, and I think that's a good definition. It simply says that certainly within this next year, we want to be sure that we get up every morning and we do what we need to do to keep BELLSOUTH strong. I know that's in your hearts tonight, just encourage to be sure that you fulfill that as we go forward.

     So between now and closing, there are some important issues. No. 1, BELLSOUTH will continue as a stand-alone company. BELLSOUTH will continue our employee programs and policies, our promotions, our bonuses, our training, and employees must stay focused on meeting customer needs and our 2006 business objectives. Nothing has changed there. We will continue to offer the same products and services that we do today at the same terms and conditions, probably much to Clark Howard's chagrin, that's true. (Laughter).

     But now I know that you have many other questions and we won't have time to do the dialogue that I would love to do with you today, but let me address some of the questions that I have received that I think may be on your mind.

     Now the first one is around: Will the merger affect BELLSOUTH compensation benefits before closing, and how soon after closing might benefits be changed? Broad spectrum of questions around this issue, and I want to set forward where we are.

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     No. 1, the merger agreement does not require BELLSOUTH to change any of our overall benefits and compensation programs. The current compensation benefits structures will continue business as usual through closing. AT&T has agreed for a period of time after closing that the total value of compensation benefits for BellSouth management employees will not change. This commitment will continue for 12 months from closing, or until December 3107, and eventually, BELLSOUTH employees will roll over to the AT&T programs for their company. But again, when you think about SBC and their origins and our origins, you won't find significant differences in these overall plans.

     BELLSOUTH'S 2005 bonus payments and CAD (ph) increases will proceed as planned. They will proceed as scheduled and they will be you changed as a result of this agreement. Bonuses will be paid on March 15, management salary increases will be effective May 1st, and bonuses for 2006 will be paid as earned in March of 2007.

     Question: Will there be a severance package offered to employees who leave the combined company? And the short answer to that is yes. There will be an involuntary severance package for employees who leave the combined company. The severance plan will be maintained for two years after closing for employees who separate after closing and then separate for reasons other than for cause.

     And here is the question I've heard: How does the pending merger impact the current voluntary offers that are outstanding? I think we have to put into perspective the purpose for the offers that are out there today, and it was to achieve a more competitive cost structure for our business, and that is important today as it was when we put it in place. And this transaction doesn't change that. But I think it does raise the question whether or not there are changes to the offers and whether or not those will be necessary.

     So I know that it adds a little further angst, but we want to make sure that we get it right. And we want to make sure we review those options and we are in the process of reviewing them now and we will have an answer for you by the end of this week.

     Again, I know that you have many more questions and we will answer that through a constant stream of communications through these coming days and months. As we move forward towards this merger, we'll have a lot more information for you.

     Together, we have built a company that stands for quality and for integrity and for excellence, and I want you to know how proud I am of all of those things that we've accomplished together. Now we're looking to a new beginning, and I believe we're just at the edge of an exciting communications world that is filled with promise. This merger positions our assets and our people to deliver on our promise for our customers and our shareholders and our nation.

     I want you to know how much I appreciate everything you are doing for BELLSOUTH and that you will continue to do for BELLSOUTH. The people we serve depend on us today, and they are going to be dependent on us tomorrow morning. I appreciate your focus on the job and all that we have to do, and you can expect to hear additional details over the next few days. Again, thank you for joining me and good afternoon.

We have included or incorporated by reference in this document forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and

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uncertainties, and actual results might differ materially from these statements.
Such statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, the combined company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of AT&T Inc. and BellSouth
Corporation and are subject to significant risks and uncertainties and outside of our control.

The following factors, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of AT&T shareholders to approve the issuance of AT&T common shares or the failure of BellSouth shareholders to approve the merger; the risk that the businesses of AT&T and BellSouth will not be integrated successfully or as quickly as expected; the risk that the cost savings and any other synergies from the merger, including any savings and other synergies relating to the resulting sole ownership of Cingular Wireless LLC may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in AT&T's, BellSouth's, and Cingular Wireless LLC's filings with the Securities and Exchange Commission ("SEC"), which are available at the SEC's Web site (http://www.sec.gov). Neither AT&T nor BellSouth is under any obligation, and each expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

NOTE: IN CONNECTION WITH THE PROPOSED MERGER, AT&T INTENDS TO FILE A REGISTRATION STATEMENT ON FORM S-4, INCLUDING A JOINT PROXY STATEMENT OF AT&T AND BELLSOUTH, AND AT&T AND BELLSOUTH WILL FILE OTHER MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE JOINT PROXY STATEMENT (AND ALL AMENDMENTS AND SUPPLEMENTS TO IT) AND OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain free copies of the registration and joint proxy statement, when they becomes available, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC's Web site (www.sec.gov). Copies of AT&T's filings may also be obtained for free from AT&T at AT&T's Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78258. Copies of BellSouth's filings may be obtained without charge from BellSouth at BellSouth's Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, Atlanta, Georgia 30309.

AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T's directors and executive officers is available in AT&T's 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T's preliminary proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on February 10, 2006, and information regarding BellSouth's directors and executive officers is available in BellSouth's 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth's proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants will be included in the registration and joint proxy statement, and the other relevant documents filed with the SEC when they become available.